Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Atlantic Coastal Acquisition Corp. II (“we,” “our,” “us” or the “Company”) had the following three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) its units, consisting of one share of series A common stock, $0.0001 par value, and one-half of one redeemable warrant; (ii) Series A common stock included as part of the units (the “Series A common stock”); and (iii) warrants included as part of the units, each whole warrant exercisable for one share of Series A common stock at an exercise price of $11.50. In addition, this Description of Securities also references the Company’s Series B common stock, $0.0001 par value (the “Series B common stock” or “founder shares”), which are not registered pursuant to Section 12 of the Exchange Act but are convertible into Series A common stock. The description of the Series B common stock is included to assist in the description of the Series A common stock. Unless the context otherwise requires, references to our “sponsor” are to Atlantic Coastal Acquisition Management II LLC and references to our “initial stockholders” are to the holders of the Company’s shares prior to our initial public offering (“IPO”).

Description of Capital Stock

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to, our amended and restated certificate of incorporation, amended and restated bylaws and warrant agreements, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part.

We are a Delaware corporation, and our affairs are governed by our amended and restated certificate of incorporation and the DGCL. Pursuant to our amended and restated certificate of incorporation, our authorized capital stock consists of 110,000,000 shares of common stock, $0.0001 par value each, including 100,000,000 shares of Series A common stock and 10,000,000 shares of Series B common stock, as well as 1,000,000 shares of preferred stock, $0.0001 par value each.

Units

Public Units

Each unit has an offering price of $10.00 and consists of one share of Series A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Series A common stock at a price of $11.50 per share, subject to adjustment as described below. Pursuant to the public warrant agreement, a warrant holder may exercise its warrants only for a whole number of the shares of Company’s Series A common stock. This means only a whole warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-half of one warrant to purchase a share of Series A common stock, such warrant will not be exercisable. If a warrant holder holds two halves of one warrant, such whole warrant will be exercisable for one share of Series A common stock at a price of $11.50 per share. The Series A common stock and warrants comprising the units began separate trading on March 7, 2022. Following the commencement of separate trading, holders now have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into Series A common stock and warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless investors purchase at least two warrants, they will not be able to receive or trade a whole warrant.

Common Stock

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of our Series B common stock will have the right to elect all of our directors prior to the consummation of our initial business combination. This provision of our amended and restated certificate of incorporation may only be amended if approved by at least 90% of our common stock voting at a stockholder meeting. On any other matter submitted to a vote of our stockholders, holders of our Series B common stock and holders of our Series A common stock will vote together as a single class, except as required by applicable law or stock exchange rule. Our board of directors is divided into three classes, each of which (except for those directors appointed prior to our first annual meeting of stockholders) will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated certificate of incorporation authorizes the issuance of up to 100,000,000 shares of Series A common stock, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of shares of Series A common stock which we are authorized to issue at the same time as our stockholders vote on the business combination to the extent we seek stockholder approval in connection with our initial business combination.

In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on Nasdaq. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account and not previously released to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is initially anticipated to be $10.20 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our initial stockholders, sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination. Unlike many special purpose acquisition companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will, pursuant to our amended and restated certificate of incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination. Our amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, we will, like many special purpose acquisition companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the shares of common stock voted are voted in favor of our initial business combination. However, the participation of our sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions, if any, could result in the approval of our initial business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such initial business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares of common stock sold in our IPO, which we refer to as the Excess Shares. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination. Our stockholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such stockholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 20% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

If we seek stockholder approval in connection with our initial business combination, our initial stockholders, sponsor, officers and directors have agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of our initial business combination. As a result, in addition to our initial stockholders’ founder shares, we would need 11,250,001 or approximately 37.5%, of the 30,000,000 public shares sold in the IPO to be voted in favor of an initial business combination in order to have our initial business combination approved (assuming all issued and outstanding shares are voted). Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Pursuant to our amended and restated certificate of incorporation, if we are unable to complete our initial business combination within 15 months from the closing of the IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay taxes (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board of Directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Delaware law to provide for claims of creditors and in all cases subject to the requirements of other applicable law. Our initial stockholders have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within 15 months from the closing of the IPO. However, if our initial stockholders or management team acquire public shares in or after the IPO, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the Company after a business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our public stockholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to pay our taxes, divided by the number of then outstanding public shares, upon the completion of our initial business combination, subject to the limitations described herein.

Founder Shares

The founder shares are designated as Series B common stock and, except as described below, are identical to the shares of Series A common stock included in the units sold in the IPO, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our initial stockholders, sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to their founder shares and public shares in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we have not consummated an initial business combination within 15 months from the closing of the IPO and (C) to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within 15 months from the closing of the IPO, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period, and (iii) the founder shares are automatically convertible into Series A common stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment as described herein and in our amended and restated certificate of incorporation. If we submit our initial business combination to our public stockholders for a vote, our initial stockholders have agreed to vote their founder shares and any public shares purchased during or after the IPO in favor of our initial business combination.

The founder shares will automatically convert into shares of Series A common stock concurrently with or immediately following the consummation of our initial business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Series A common stock or equity-linked securities are issued or deemed issued in connection with our initial business combination, the number of shares of Series A common stock issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of shares of Series A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Series A common stock by public stockholders), including the total number of shares of Series A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by us in connection with or in relation to the consummation of the initial business combination, excluding any shares of Series A common stock or equity-linked securities exercisable for or convertible into shares of Series A common stock issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to our sponsor, officers or directors upon conversion of working capital loans, provided that such conversion of founder shares will never occur on a less than one-for-one basis.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of  (A) one year after the completion of our initial business combination or earlier if, subsequent to our initial business combination, the closing price of the Series A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, and (B) the date following the completion of our initial business combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our stockholders having the right to exchange their Series A common stock for cash, securities or other property.

Warrants

Public Stockholders’ Warrants

We sold warrants to purchase 15,000,000 shares of our Series A common stock as part of the units offered in the IPO. Each whole warrant entitles the registered holder to purchase one share of Series A common stock at a price of  $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of our initial business combination, provided in each case that we have an effective registration statement under the Securities Act covering the Series A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the public warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the public warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Series A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless an investor purchases at least two units, they will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Series A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Series A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Series A common stock upon exercise of a warrant unless the share of Series A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Series A common stock underlying such unit.

No public warrants will be exercisable for cash unless we have an effective and current registration statement covering the warrant shares issuable upon exercise of the warrants and a current prospectus relating to such warrant shares. We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of our initial business combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Series A common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the public warrant agreement. If a registration statement covering the shares of Series A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of Series A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants (excluding the private placement warrants) for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Series A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Series A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Series A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Series A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Series A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Series A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Series A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Series A common stock is increased by a stock dividend payable in shares of Series A common stock, or by a split-up of shares of Series A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Series A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Series A common stock. A rights offering to holders of Series A common stock entitling holders to purchase shares of Series A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Series A common stock equal to the product of (i) the number of shares of Series A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Series A common stock) and (ii) one (1) minus the quotient of (x) the price per share of Series A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Series A common stock, in determining the price payable for Series A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Series A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Series A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Series A common stock on account of such shares of Series A common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Series A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Series A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our Series A common stock if we do not complete our initial business combination within 15 months from the closing of the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Series A common stock in respect of such event.

If the number of outstanding shares of our Series A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Series A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Series A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Series A common stock.

Whenever the number of shares of Series A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Series A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Series A common stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Series A common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Series A common stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Series A common stock during the 20 trading day period starting on the trading day after the day on which we complete a Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of Series A common stock (other than those described above or that solely affects the par value of such shares of Series A common stock), or in the case of any merger or consolidation of us with or into another entity in which any person or group (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquires more than 50% if the voting power of our securities or conversion of us into another type of entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Series A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Series A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Series A common stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Series A common stock in such consolidation or merger that affirmatively make such election; or (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the shares of Series A common stock (other than a tender, exchange or redemption offer made by us in connection with redemption rights held by our stockholders as provided for in our amended and restated certificate of incorporation, or as a result of the redemption of the shares of Series A common stock by us if a proposed initial business combination is presented to our stockholders for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) securities representing more than 50% of the aggregate voting power, including the power to vote on the election of our directors, of our issued and outstanding equity securities, and (for the avoidance of doubt) such tender offer results in a change of control of us, the holder of a warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Series A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided in the warrant agreements, and, in each case, if less than 70% of the consideration receivable by the holders of Series A common stock in such a transaction is payable in the form of Series A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreements based on the Black-Scholes value (as defined in the warrant agreements) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a public warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The description of the warrants set forth herein is a summary and does not purport to be complete. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Series A common stock and any voting rights until they exercise their warrants and receive shares of Series A common stock. After the issuance of shares of Series A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Series A common stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the Series A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsor) and they will not be redeemable by us so long as they are held by our sponsor or its permitted transferees. Our sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Series A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Series A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “sponsor fair market value” (defined below) by (y) the sponsor fair market value. The “sponsor fair market value” shall mean the average reported last sale price of the Series A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Series A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Our sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the Series A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our sponsor).

Preferred Stock

As of December 31, 2021, there were no shares of preferred stock outstanding. Our amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

We have not paid any cash dividends on common stock to date and do not intend to pay cash dividends prior to the completion of our initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our initial business combination. The payment of any cash dividends subsequent to our initial business combination will be within the discretion of our Board of Directors at such time. In addition, our Board of Directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness in connection with our initial business combination, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the trust account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the trust account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

Listing of Securities

Our units, Series A common stock and warrants are listed on Nasdaq under the symbol “ACABU,” “ACAB” and “ACABW,” respectively.

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation contains certain requirements and restrictions that apply to us until the completion of our initial business combination. These provisions cannot be amended without the approval of the holders of 65% of our common stock. Our initial stockholders, who will collectively beneficially own 20% of our common stock, will participate in any vote to amend our amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

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If we are unable to complete our initial business combination within 15 months from the closing of the IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay taxes (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board of Directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and in all cases subject to the requirements of other applicable law;

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Prior to our initial business combination, we may not issue additional securities that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote as a class with our public shares (a) on our initial business combination or (b) to approve an amendment to our amended and restated certificate of incorporation to extend the time we have to consummate a business combination beyond 15 months from the closing of the IPO;

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Although we do not intend to enter into a business combination with a target business that is affiliated with our sponsor, our directors or our executive officers, we are not prohibited from doing so. In the event we enter into such a transaction, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that such a business combination is fair to our company from a financial point of view;

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If a stockholder vote on our initial business combination is not required by law and we do not decide to hold a stockholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act. Whether or not we maintain our registration under the Exchange Act or our listing on Nasdaq, we will provide our public stockholders with the opportunity to redeem their public shares by one of the two methods listed above;

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So long as we obtain and maintain a listing of our securities on Nasdaq, Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination;

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If our stockholders approve an amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 15 months from the closing of the IPO, we will provide our public stockholders with the opportunity to redeem all or a portion of their Series A common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein; and

•	We will not effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In addition, our amended and restated certificate of incorporation provides that under no circumstances will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial business combination.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation

Special meeting of stockholders

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called only by a majority vote of our Board of Directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our amended and restated certificate of incorporation specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to our Series B common stock.

Classified Board of Directors

Our board of directors will initially be divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office. Prior to our initial business combination, the holders of our Series B Common Stock will have the exclusive right to vote on the election or removal of directors, and such provision of our amended and restated certificate of incorporation may only be changed with the approval of holders of a majority of at least 90% of the voting power of our outstanding common stock entitled to vote thereon.

Series B Common Stock Consent Right

For so long as any shares of Series B common stock remain outstanding, we may not, without the prior vote or written consent of the holders of a majority of the shares of Series B common stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of our certificate of incorporation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Series B common stock. Any action required or permitted to be taken at any meeting of the holders of Series B common stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Series B common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series B common stock were present and voted.

Authorized but unissued shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our amended and restated certificate of incorporation provides, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee, agent or stockholder to us or our stockholders, (iii) any action asserting a claim against us or our directors, officers or employees arising pursuant to any provision of the DGCL, the amended and restated certificate of incorporation or bylaws, or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction over such action or proceeding, then state and federal courts located within the State of Delaware). Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Although we believe this forum provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Further, if any action, the subject matter of which is within the scope the forum provisions of our amended and restated certificate of incorporation, is filed in a court other than a court of the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

Our amended and restated certificate of incorporation does not purport to require suits brought to enforce a duty or liability created by the Exchange Act to be brought in the Court of Chancery of the State of Delaware or another court of the State of Delaware. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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on or subsequent to the date of the transaction, the initial business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.